Exhibit 99.1

NEWS RELEASE April 20, 2022

Contacts: Dan Schlanger, CFO
Ben Lowe, SVP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE REPORTS FIRST QUARTER 2022 RESULTS AND INCREASES OUTLOOK FOR FULL YEAR 2022
April 20, 2022 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") today reported results for the first quarter ended March 31, 2022 and increased its full year 2022 outlook, as reflected in the table below.

(dollars in millions, except per share amounts)	Current Full Year 2022 Outlook(a)	Full Year 2021 Actual		% Change	Previous Full Year 2022 Outlook(b)	Current Compared to Previous Outlook
Site rental revenues	$6,265	$5,719		10%	$6,225	+$40
Income (loss) from continuing operations	$1,714	$1,158	(c)	48%	$1,674	+$40
Income (loss) from continuing operations per share—diluted	$3.94	$2.67	(c)	48%	$3.85	+$0.09
Adjusted EBITDA(d)	$4,332	$3,816		14%	$4,272	+$60
AFFO(d)	$3,201	$3,013		6%	$3,201	$—
AFFO per share(d)	$7.36	$6.95		6%	$7.36	$—
(a)Reflects midpoint of full year 2022 Outlook as issued on April 20, 2022.
(b)Reflects midpoint of full year 2022 Outlook as issued on January 26, 2022.
(c)Does not reflect the impact related to the ATO Settlement (as defined in the Form 8-K filed with the Securities and Exchange Commission on April 26, 2021 ("April 2021 8-K"), which is attributable to discontinued operations in the first quarter of 2021 as discussed in the April 2021 8-K.
(d)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of non-GAAP financial measures to income (loss) from continuing operations, as computed in accordance with GAAP.
"We are seeing the benefit of a robust 5G leasing environment that contributed to the 9% AFFO per share growth we delivered in the first quarter and led to an increase in our operating expectations for the full year 2022," stated Jay Brown, Crown Castle’s Chief Executive Officer. "Consistent with the last couple of decades, it is clear to us that the U.S. represents the highest growth and lowest risk market in the world for communications infrastructure ownership. We believe our comprehensive offering of 40,000 towers, 115,000 small cells on air or under contract and 80,000 route miles of fiber provides shareholders with the largest exposure to the development of next-generation wireless networks in the best market to own shared network infrastructure. We expect the deployment of 5G in the U.S. to extend our opportunity to create long-term value for our shareholders while delivering dividend per share growth of 7% to 8% per year."
"After experiencing the highest level of tower application activity in our history last year, we expect elevated levels of tower leasing to continue this year and believe we will once again lead the U.S. tower industry with 6% organic tower revenue growth. At the same time, I believe 2022 will be an important transition year for our small cells and fiber business. Our team is focused on scaling our small cell deployment capabilities so we can accelerate from what we expect to be approximately 5,000 small cell nodes installed this year to more than 10,000 per year starting in 2023 as we deliver on our record backlog of more than 60,000 small cell nodes."
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RESULTS FOR THE QUARTER
The table below sets forth select financial results for the quarter ended March 31, 2022 and March 31, 2021.

(dollars in millions, except per share amounts)	Q1 2022	Q1 2021		Change	Change %
Site rental revenues	$1,576	$1,369		$207	15%
Income (loss) from continuing operations	$421	$121	(b)	$300	248%
Income (loss) from continuing operations per share—diluted	$0.97	$0.28	(b)	$0.69	246%
Adjusted EBITDA(a)	$1,095	$897		$198	22%
AFFO(a)	$812	$738		$74	10%
AFFO per share(a)	$1.87	$1.71		$0.16	9%
(a)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of non-GAAP financial measures to income (loss) from continuing operations, as computed in accordance with GAAP.
(b)Does not reflect the impact related to the ATO Settlement (as defined in the April 2021 8-K), which is attributable to discontinued operations in the first quarter of 2021 as discussed in the April 2021 8-K.
HIGHLIGHTS FROM THE QUARTER
•Site rental revenues. Site rental revenues grew 15%, or $207 million, from first quarter 2021 to first quarter 2022, inclusive of approximately $75 million in Organic Contribution to Site Rental Billings (see "Outlook" below for a definition of site rental billings) and a $126 million increase in straight-lined revenues. The $75 million in Organic Contribution to Site Rental Billings represents approximately 6.0% growth, comprised of approximately 9.4% growth from core leasing activity and contracted tenant escalations, net of approximately 3.4% from tenant non-renewals. First quarter 2022 site rental revenues benefited by approximately $15 million from items not expected to recur in 2022.
•Income from continuing operations. Income from continuing operations for the first quarter 2022 was $421 million compared to $121 million for the first quarter 2021 and was predominantly impacted by the increase in site rental revenues as well as a reduction in losses on retirement of long-term obligations of $117 million.
•Adjusted EBITDA. First quarter 2022 Adjusted EBITDA was $1.1 billion compared to $897 million for the first quarter 2021.
•AFFO and AFFO per share. First quarter 2022 AFFO was $812 million, representing 10% growth from first quarter 2021. AFFO per share for first quarter 2022 was $1.87, representing 9% growth when compared to first quarter 2021.
•Capital expenditures. Capital expenditures during the quarter were $281 million, comprised of $21 million of sustaining capital expenditures and $260 million of discretionary capital expenditures. Discretionary capital expenditures during the quarter primarily included approximately $209 million attributable to Fiber and approximately $45 million attributable to Towers.
•Common stock dividend. During the quarter, Crown Castle paid common stock dividends of approximately $650 million in the aggregate, or $1.47 per common share, an increase of approximately 11% on a per share basis compared to the same period a year ago.
•Financing activities. In March, Crown Castle issued $750 million in aggregate principal amount of senior unsecured notes with a five-year maturity and a coupon of 2.9%. Net proceeds from the senior notes offering were used to repay a portion of the outstanding indebtedness under Crown Castle's commercial paper program and related fees and expenses. Also in March, Crown Castle repaid in full the previously outstanding 3.720% Senior Secured Tower Revenue Notes, Series 2018-1, Class C-2023 and the previously outstanding 3.849% Secured Notes due 2023.
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"We are experiencing strong leasing activity across our portfolio of towers as our customers upgrade and densify their networks as they roll out 5G, resulting in strong first quarter results and our increased expectations for the full year," stated Dan Schlanger, Crown Castle’s Chief Financial Officer. "We have also continued to strengthen our balance sheet to pursue investment opportunities consistent with our strategy that we believe will add to long-term dividend per share growth while navigating an increasing interest rate environment. We finished the quarter with a weighted average debt maturity of approximately 9 years, a weighted average interest rate of 3% and 85% of our outstanding debt being fixed rate. We believe our U.S. focused strategy offering towers, small cells and fiber, combined with our solid financial position, provide unique exposure to the most attractive wireless market fundamentals and support our ability to deliver attractive risk-adjusted returns through a compelling combination of dividends and growth."
OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the SEC.
The following table sets forth Crown Castle's current outlook for full year 2022.

(in millions, except per share amounts)	Full Year 2022			Change to Midpoint from Previous Outlook
Site rental revenues	$6,242	to	$6,287	+$40
Site rental costs of operations(a)	$1,548	to	$1,593	$—
Income (loss) from continuing operations	$1,674	to	$1,754	+$40
Adjusted EBITDA(b)	$4,309	to	$4,354	+$60
Interest expense and amortization of deferred financing costs(c)	$635	to	$680	+$20
FFO(b)	$3,358	to	$3,403	+$40
AFFO(b)	$3,178	to	$3,223	$—
AFFO per share(b)	$7.31	to	$7.41	$—
(a)Exclusive of depreciation, amortization and accretion.
(b)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of non-GAAP financial measures to income (loss) from continuing operations, as computed in accordance with GAAP.
(c)See reconciliation of "Components of Outlook for Interest Expense and Amortization of Deferred Financing Costs" for a discussion of non-cash interest expense.
•The increase to the midpoint of the full year 2022 Outlook for site rental revenues and Adjusted EBITDA reflects an increase in expected Tower activity resulting in an additional $40 million in straight-lined revenues and $20 million in additional contribution from our services business.
•The full year 2022 Outlook for AFFO is unchanged, reflecting a $20 million increase to the expected full year interest expense resulting from higher interest rates.
•The chart below reconciles the components of expected growth in site rental revenues from 2021 to 2022 of $535 million to $580 million, inclusive of Organic Contribution to Site Rental Billings during 2022 of $230 million to $270 million, or approximately 5%.
•As previously discussed, year-over-year organic revenue growth is now reported as Organic Contribution to Site Rental Billings, which excludes year-over-year changes in amortization of prepaid rent.
•Site rental billings is defined as site rental revenues exclusive of the impacts from (1) straight-lined revenues, (2) amortization of prepaid rent in accordance with GAAP and (3) contribution from recent acquisitions until the one-year anniversary of such acquisitions. See page 10 of the First Quarter 2022 Supplemental Information Package
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for a historical reconciliation of Organic Contribution to Site Rental Billings and "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for definitions and further information.

•The chart below reconciles the components of expected growth in AFFO from 2021 to 2022 of $165 million to $210 million. The $20 million reduction in the Other category is attributable to the previously mentioned increase in expected 2022 interest expense.
Additional information is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of our website.
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CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, April 21, 2022, at 10:30 a.m. Eastern time to discuss its first quarter 2022 results. The conference call may be accessed by dialing 800-458-4121 and asking for the Crown Castle call (access code 8859825) at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at investor.crowncastle.com. Supplemental materials for the call have been posted on the Crown Castle website at investor.crowncastle.com.
A telephonic replay of the conference call will be available from 1:30 p.m. Eastern time on Thursday, April 21, 2022, through 1:30 p.m. Eastern time on Wednesday, July 20, 2022, and may be accessed by dialing 888-203-1112 and using access code 8859825. An audio archive will also be available on Crown Castle's website at investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and more than 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.
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Non-GAAP Financial Measures, Segment Measures and Other Calculations
This press release includes presentations of Adjusted EBITDA, Adjusted Funds from Operations ("AFFO"), including per share amounts, Funds from Operations ("FFO"), including per share amounts, and Organic Contribution to Site Rental Billings, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")).
Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies, including other companies in the communications infrastructure sector or other real estate investment trusts ("REITs").
In addition to the non-GAAP financial measures used herein, we also provide Segment Site Rental Gross Margin, Segment Services and Other Gross Margin and Segment Operating Profit, which are key measures used by management to evaluate our operating segments. These segment measures are provided pursuant to GAAP requirements related to segment reporting. In addition, we provide the components of certain GAAP measures, such as site rental revenues and capital expenditures.
Our non-GAAP financial measures are presented as additional information because management believes these measures are useful indicators of the financial performance of our business. Among other things, management believes that:
•Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of the communications infrastructure sector and other REITs to measure financial performance without regard to items such as depreciation, amortization and accretion, which can vary depending upon accounting methods and the book value of assets. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to income (loss) from continuing operations computed in accordance with GAAP as a measure of our performance.
•AFFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that AFFO helps investors or other interested parties meaningfully evaluate our financial performance as it includes (1) the impact of our capital structure (primarily interest expense on our outstanding debt and dividends on our preferred stock (in periods where applicable)) and (2) sustaining capital expenditures, and excludes the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations or rent free periods, the revenues or expenses are recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. Management notes that Crown Castle uses AFFO only as a performance measure. AFFO should be considered only as a supplement to income (loss) from continuing operations computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations or as residual cash flow available for discretionary investment.
•FFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that FFO may be used by investors or other interested parties as a basis to compare our financial performance with that of other REITs. FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily real estate depreciation, amortization and accretion). FFO is not a key performance indicator used by Crown Castle. FFO should be considered only as a supplement to income (loss) from continuing operations computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations.
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•Organic Contribution to Site Rental Billings is useful to investors or other interested parties in understanding the components of the year-over-year changes in our site rental revenues computed in accordance with GAAP. Management uses Organic Contribution to Site Rental Billings to assess year-over-year growth rates for our rental activities, to evaluate current performance, to capture trends in rental rates, core leasing activities and tenant non-renewals in our core business, as well as to forecast future results. Organic Contribution to Site Rental Billings is not meant as an alternative measure of revenue and should be considered only as a supplement in understanding and assessing the performance of our site rental revenues computed in accordance with GAAP.
We define our non-GAAP financial measures, segment measures and other calculations as follows:
Non-GAAP Financial Measures
Adjusted EBITDA. We define Adjusted EBITDA as income (loss) from continuing operations plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, interest income, other (income) expense, (benefit) provision for income taxes, cumulative effect of a change in accounting principle and stock-based compensation expense.
Adjusted Funds from Operations. We define Adjusted Funds from Operations as FFO before straight-lined revenues, straight-lined expenses, stock-based compensation expense, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, acquisition and integration costs, restructuring charges (credits), cumulative effect of a change in accounting principle and adjustments for noncontrolling interests, less sustaining capital expenditures.
AFFO per share. We define AFFO per share as AFFO divided by diluted weighted-average common shares outstanding.
Funds from Operations. We define Funds from Operations as income (loss) from continuing operations plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred stock dividends (in periods where applicable), and is a measure of funds from operations attributable to CCIC common stockholders.
FFO per share. We define FFO per share as FFO divided by diluted weighted-average common shares outstanding.
Organic Contribution to Site Rental Billings. We define Organic Contribution to Site Rental Billings as the sum of the change in GAAP site rental revenues related to core leasing activity and escalators, less non-renewals of tenant contracts.
Segment Measures
Segment site rental gross margin. We define segment site rental gross margin as segment site rental revenues less segment site rental costs of operations, excluding stock-based compensation expense and amortization of prepaid lease purchase price adjustments recorded in consolidated site rental costs of operations.
Segment services and other gross margin. We define segment services and other gross margin as segment services and other revenues less segment services and other costs of operations, excluding stock-based compensation expense recorded in consolidated services and other costs of operations.
Segment operating profit. We define segment operating profit as segment site rental gross margin plus segment services and other gross margin, and segment other operating (income) expense, less selling, general and administrative expenses attributable to the respective segment.
All of these measurements of profit or loss are exclusive of depreciation, amortization and accretion, which are shown separately. Additionally, certain costs are shared across segments and are reflected in our segment measures through allocations that management believes to be reasonable.
Other Calculations
Site rental billings. We define site rental billings as site rental revenues exclusive of the impacts from (1) straight-lined revenues, (2) amortization of prepaid rent in accordance with GAAP and (3) contribution from recent acquisitions until the one-year anniversary of such acquisitions.
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Core leasing activity. We define core leasing activity as site rental revenues growth from tenant additions across our entire portfolio and renewals or extensions of tenant contracts, exclusive of the impacts from both straight-lined revenues and amortization of prepaid rent in accordance with GAAP.
Non-renewals. We define non-renewals of tenant contracts as the reduction in site rental revenues as a result of tenant churn, terminations and, in limited circumstances, reductions of existing lease rates.
Discretionary capital expenditures. We define discretionary capital expenditures as those capital expenditures made with respect to activities which we believe exhibit sufficient potential to enhance long-term stockholder value. They primarily consist of expansion or development of communications infrastructure (including capital expenditures related to (1) enhancing communications infrastructure in order to add new tenants for the first time or support subsequent tenant equipment augmentations or (2) modifying the structure of a communications infrastructure asset to accommodate additional tenants) and construction of new communications infrastructure. Discretionary capital expenditures also include purchases of land interests (which primarily relates to land assets under towers as we seek to manage our interests in the land beneath our towers), certain technology-related investments necessary to support and scale future customer demand for our communications infrastructure, and other capital projects.
Sustaining capital expenditures. We define sustaining capital expenditures as those capital expenditures not otherwise categorized as discretionary capital expenditures, such as (1) maintenance capital expenditures on our communications infrastructure assets that enable our tenants' ongoing quiet enjoyment of the communications infrastructure and (2) ordinary corporate capital expenditures.
The tables set forth on the following pages reconcile the non-GAAP financial measures used herein to comparable GAAP financial measures.
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Reconciliations of Non-GAAP Financial Measures, Segment Measures and Other Calculations to Comparable GAAP Financial Measures:
Reconciliation of Historical Adjusted EBITDA:

	For the Three Months Ended			For the Twelve Months Ended
(in millions)	March 31, 2022	March 31, 2021		December 31, 2021
Income (loss) from continuing operations	$421	$121	(a)	$1,158	(a)
Adjustments to increase (decrease) income (loss) from continuing operations:
Asset write-down charges	14	3		21
Acquisition and integration costs	—	—		1
Depreciation, amortization and accretion	420	408		1,644
Amortization of prepaid lease purchase price adjustments	4	5		18
Interest expense and amortization of deferred financing costs(b)	164	170		657
(Gains) losses on retirement of long-term obligations	26	143		145
Interest income	—	(1)		(1)
Other (income) expense	1	8		21
(Benefit) provision for income taxes	6	7		21
Stock-based compensation expense	39	33		131
Adjusted EBITDA(c)(d)	$1,095	$897		$3,816
Reconciliation of Current Outlook for Adjusted EBITDA:

	Full Year 2022
(in millions)	Outlook(f)
Income (loss) from continuing operations	$1,674	to	$1,754
Adjustments to increase (decrease) income (loss) from continuing operations:
Asset write-down charges	$15	to	$25
Acquisition and integration costs	$0	to	$8
Depreciation, amortization and accretion	$1,650	to	$1,745
Amortization of prepaid lease purchase price adjustments	$16	to	$18
Interest expense and amortization of deferred financing costs(e)	$635	to	$680
(Gains) losses on retirement of long-term obligations	$25	to	$75
Interest income	$(1)	to	$0
Other (income) expense	$0	to	$5
(Benefit) provision for income taxes	$25	to	$33
Stock-based compensation expense	$135	to	$139
Adjusted EBITDA(c)(d)	$4,309	to	$4,354
(a)Does not reflect the impact related to the ATO Settlement (as defined in the April 2021 8-K), which is attributable to discontinued operations in the first quarter of 2021 as discussed in the April 2021 8-K.
(b)See reconciliation of "Components of Historical Interest Expense and Amortization of Deferred Financing Costs" for a discussion of non-cash interest expense.
(c)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definition of Adjusted EBITDA.
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)See reconciliation of "Components of Outlook for Interest Expense and Amortization of Deferred Financing Costs" for a discussion of non-cash interest expense.
(f)As issued on April 20, 2022.
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Reconciliation of Historical FFO and AFFO:

	For the Three Months Ended			For the Twelve Months Ended
(in millions, except per share amounts)	March 31, 2022	March 31, 2021		December 31, 2021
Income (loss) from continuing operations	$421	$121	(a)	$1,158	(a)
Real estate related depreciation, amortization and accretion	408	395		1,593
Asset write-down charges	14	3		21
FFO(b)(c)	$843	$519		$2,772
Weighted-average common shares outstanding—diluted	434	433		434
FFO per share(b)(c)	$1.94	$1.20		$6.39

FFO (from above)	$843	$519		$2,772
Adjustments to increase (decrease) FFO:
Straight-lined revenues	(116)	10		(111)
Straight-lined expenses	19	19		76
Stock-based compensation expense	39	33		131
Non-cash portion of tax provision	5	7		1
Non-real estate related depreciation, amortization and accretion	12	13		51
Amortization of non-cash interest expense	4	3		13
Other (income) expense	1	8		21
(Gains) losses on retirement of long-term obligations	26	143		145
Acquisition and integration costs	—	—		1
Sustaining capital expenditures	(21)	(17)		(87)
AFFO(b)(c)	$812	$738		$3,013
Weighted-average common shares outstanding—diluted	434	433		434
AFFO per share(b)(c)	$1.87	$1.71		$6.95
(a)Does not reflect the impact related to the ATO Settlement (as defined in the April 2021 8-K), which is attributable to discontinued operations in the first quarter of 2021 as discussed in the April 2021 8-K.
(b)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of FFO and AFFO, including per share amounts.
(c)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
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Reconciliation of Current Outlook for FFO and AFFO:

	Full Year 2022
(in millions, except per share amounts)	Outlook(a)
Income (loss) from continuing operations	$1,674	to	$1,754
Real estate related depreciation, amortization and accretion	$1,607	to	$1,687
Asset write-down charges	$15	to	$25
FFO(b)(c)	$3,358	to	$3,403
Weighted-average common shares outstanding—diluted(d)	435
FFO per share(b)(c)(d)	$7.72	to	$7.82

FFO (from above)	$3,358	to	$3,403
Adjustments to increase (decrease) FFO:
Straight-lined revenues	$(419)	to	$(399)
Straight-lined expenses	$56	to	$76
Stock-based compensation expense	$135	to	$139
Non-cash portion of tax provision	$0	to	$15
Non-real estate related depreciation, amortization and accretion	$43	to	$58
Amortization of non-cash interest expense	$5	to	$15
Other (income) expense	$0	to	$5
(Gains) losses on retirement of long-term obligations	$25	to	$75
Acquisition and integration costs	$0	to	$8
Sustaining capital expenditures	$(113)	to	$(93)
AFFO(b)(c)	$3,178	to	$3,223
Weighted-average common shares outstanding—diluted(d)	435
AFFO per share(b)(c)(d)	$7.31	to	$7.41
(a)As issued on April 20, 2022.
(b)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of FFO and AFFO, including per share amounts.
(c)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(d)The assumption for diluted weighted-average common shares outstanding for full year 2022 Outlook is based on the diluted common shares outstanding as of March 31, 2022.
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For Comparative Purposes - Reconciliation of Previous Outlook for Adjusted EBITDA:

	Previously Issued
	Full Year 2022
(in millions)	Outlook(a)
Income (loss) from continuing operations	$1,634	to	$1,714
Adjustments to increase (decrease) income (loss) from continuing operations:
Asset write-down charges	$15	to	$25
Acquisition and integration costs	$0	to	$8
Depreciation, amortization and accretion	$1,650	to	$1,745
Amortization of prepaid lease purchase price adjustments	$16	to	$18
Interest expense and amortization of deferred financing costs(b)	$615	to	$660
(Gains) losses on retirement of long-term obligations	$0	to	$100
Interest income	$(1)	to	$0
Other (income) expense	$0	to	$5
(Benefit) provision for income taxes	$25	to	$33
Stock-based compensation expense	$135	to	$139
Adjusted EBITDA(c)(d)	$4,249	to	$4,294
For Comparative Purposes - Reconciliation of Previous Outlook for FFO and AFFO:

	Previously Issued
	Full Year 2022
(in millions, except per share amounts)	Outlook(a)
Income (loss) from continuing operations	$1,634	to	$1,714
Real estate related depreciation, amortization and accretion	$1,607	to	$1,687
Asset write-down charges	$15	to	$25
FFO(c)(d)	$3,318	to	$3,363
Weighted-average common shares outstanding—diluted(e)	435
FFO per share(c)(d)(e)	$7.63	to	$7.73

FFO (from above)	$3,318	to	$3,363
Adjustments to increase (decrease) FFO:
Straight-lined revenues	$(379)	to	$(359)
Straight-lined expenses	$56	to	$76
Stock-based compensation expense	$135	to	$139
Non-cash portion of tax provision	$0	to	$15
Non-real estate related depreciation, amortization and accretion	$43	to	$58
Amortization of non-cash interest expense	$5	to	$15
Other (income) expense	$0	to	$5
(Gains) losses on retirement of long-term obligations	$0	to	$100
Acquisition and integration costs	$0	to	$8
Sustaining capital expenditures	$(113)	to	$(93)
AFFO(c)(d)	$3,178	to	$3,223
Weighted-average common shares outstanding—diluted(e)	435
AFFO per share(c)(d)(e)	$7.31	to	$7.41
(a)As issued on January 26, 2022.
(b)See reconciliation of "Components of Outlook for Interest Expense and Amortization of Deferred Financing Costs" for a discussion of non-cash interest expense.
(c)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of Adjusted EBITDA as well as FFO and AFFO, including per share amounts
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)The assumption for diluted weighted-average common shares outstanding for full year 2022 Outlook is based on the diluted common shares outstanding as of March 31, 2022.
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News Release continued:	Page 13
Components of Changes in Site Rental Revenues for the Quarters Ended March 31, 2022 and 2021:(a)

	Three Months Ended March 31,
(dollars in millions)	2022	2021
Components of changes in site rental revenues:(b)
Prior year site rental billings(c)	$1,243	$1,170

Core leasing activity(c)	92	89
Escalators	25	23
Non-renewals(c)	(42)	(40)
Organic Contribution to Site Rental Billings(c)	75	72
Impact from straight-lined revenues associated with fixed escalators	116	(10)
Impact from prepaid rent amortization	141	136
Acquisitions(d)	1	1
Other	—	—
Total GAAP site rental revenues	$1,576	$1,369

Year-over-year changes in revenues:
Reported GAAP site rental revenues	15.1%
Contribution from core leasing and escalators(c)(e)	9.4%
Organic Contribution to Site Rental Billings(c)(f)	6.0%
Components of Changes in Site Rental Revenues for Full Year 2022 Outlook:(a)

(dollars in millions)	Current Full Year 2022 Outlook(g)			Previous Full Year 2022 Outlook(h)
Components of changes in site rental revenues:(b)
Prior year site rental billings(c)	$5,048			$5,048

Core leasing activity(c)	$320	to	$350	$320	to	$350
Escalators	$95	to	$105	$95	to	$105
Non-renewals(c)	$(195)	to	$(175)	$(195)	to	$(175)
Organic Contribution to Site Rental Billings(c)	$230	to	$270	$230	to	$270
Impact from straight-lined revenues associated with fixed escalators	$399	to	$419	$359	to	$379
Impact from prepaid rent amortization	$560	to	$570	$560	to	$570
Acquisitions(d)	—			—
Other	—			—
Total GAAP site rental revenues	$6,242	to	$6,287	$6,202	to	$6,247

Year-over-year changes in revenues:
Reported GAAP site rental revenues	9.5%(i)			8.8%(i)
Contribution from core leasing and escalators(c)(e)	8.6%(i)			8.6%(i)
Organic Contribution to Site Rental Billings(c)(f)	5.0%(i)			5.0%(i)
(a)Beginning in the first quarter of 2022, we have revised our presentation of "Components of Changes in Site Rental Revenues" (most notably, by removing the concept of the impact of prepaid amortization from Organic Contribution to Site Rental Billings) in order to increase the usefulness of the table for investors or other interested parties. See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information.
(b)Additional information regarding our site rental revenues, including projected revenues from tenant contracts, straight-lined revenues and prepaid rent is available in our quarterly Supplemental Information Package posted in the Investors section of our website.
(c)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for our definitions of site rental billings, core leasing activity, non-renewals and Organic Contribution to Site Rental Billings.
(d)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings until the one-year anniversary of such acquisitions.
(e)Calculated as the percentage change from prior year site rental billings compared to the sum of core leasing and escalators for the current period.
(f)Calculated as the percentage change from prior year site rental billings compared to Organic Contribution to Site Rental Billings for the current period.
(g)As issued on April 20, 2022.
(h)As issued on January 26, 2022.
(i)Calculated based on midpoint of respective full year 2022 Outlook.
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News Release continued:	Page 14
Components of Historical Interest Expense and Amortization of Deferred Financing Costs:

	For the Three Months Ended
(in millions)	March 31, 2022	March 31, 2021
Interest expense on debt obligations	$160	$167
Amortization of deferred financing costs and adjustments on long-term debt, net	7	6
Capitalized interest	(3)	(3)
Interest expense and amortization of deferred financing costs	$164	$170
Components of Outlook for Interest Expense and Amortization of Deferred Financing Costs:

(in millions)	Current Full Year 2022 Outlook(a)			Previous Full Year 2022 Outlook(b)
Interest expense on debt obligations	$637	to	$657	$617	to	$637
Amortization of deferred financing costs and adjustments on long-term debt, net	$25	to	$30	$25	to	$30
Capitalized interest	$(20)	to	$(15)	$(20)	to	$(15)
Interest expense and amortization of deferred financing costs	$635	to	$680	$615	to	$660
(a)As issued on April 20, 2022.
(b)As issued on January 26, 2022.

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News Release continued:	Page 15
Debt Balances and Maturity Dates as of March 31, 2022:

(in millions)	Face Value	Final Maturity
Cash, cash equivalents and restricted cash	$482

Secured Notes, Series 2009-1, Class A-2(a)	52	Aug. 2029
Tower Revenue Notes, Series 2015-2(b)	700	May 2045
Tower Revenue Notes, Series 2018-2(b)	750	July 2048
Finance leases and other obligations	236	Various
Total secured debt	$1,738
2016 Revolver(c)	900	June 2026
2016 Term Loan A	1,215	June 2026
Commercial Paper Notes(d)	1,042	Various
3.150% Senior Notes	750	July 2023
3.200% Senior Notes	750	Sept. 2024
1.350% Senior Notes	500	July 2025
4.450% Senior Notes	900	Feb. 2026
3.700% Senior Notes	750	June 2026
1.050% Senior Notes	1,000	July 2026
2.900% Senior Notes	750	Mar. 2027
4.000% Senior Notes	500	Mar. 2027
3.650% Senior Notes	1,000	Sept. 2027
3.800% Senior Notes	1,000	Feb. 2028
4.300% Senior Notes	600	Feb. 2029
3.100% Senior Notes	550	Nov. 2029
3.300% Senior Notes	750	July 2030
2.250% Senior Notes	1,100	Jan. 2031
2.100% Senior Notes	1,000	Apr. 2031
2.500% Senior Notes	750	July 2031
2.900% Senior Notes	1,250	Apr. 2041
4.750% Senior Notes	350	May 2047
5.200% Senior Notes	400	Feb. 2049
4.000% Senior Notes	350	Nov. 2049
4.150% Senior Notes	500	July 2050
3.250% Senior Notes	900	Jan. 2051
Total unsecured debt	$19,557
Total net debt	$20,813
(a)The Senior Secured Notes, 2009-1, Class A-2 principal amortizes over a period ending in August 2029.
(b)If the respective series of such debt is not paid in full on or prior to an applicable anticipated repayment date, then the Excess Cash Flow (as defined in the indenture) of the issuers of such notes will be used to repay principal of the applicable series, and additional interest (of an additional approximately 5% per annum) will accrue on the respective series. The Senior Secured Tower Revenue Notes, 2015-2 and 2018-2 have anticipated repayment dates in 2025 and 2028, respectively. Notes are prepayable at par if voluntarily repaid within eighteen months of maturity; earlier prepayment may require additional consideration.
(c)As of March 31, 2022, the undrawn availability under the $5.0 billion 2016 Revolver was $4.1 billion.
(d)As of March 31, 2022, the Company had $958 million available for issuance under the $2.0 billion unsecured commercial paper program ("CP Program"). The maturities of the Commercial Paper Notes, when outstanding, may vary but may not exceed 397 days from the date of issue.
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News Release continued:	Page 16
Net Debt to Last Quarter Annualized Adjusted EBITDA Calculation:

(dollars in millions)	For the Three Months Ended March 31, 2022
Total face value of debt	$21,295
Less: Ending cash, cash equivalents and restricted cash	482
Total Net Debt	$20,813

Adjusted EBITDA for the three months ended March 31, 2022	$1,095
Last quarter annualized Adjusted EBITDA	4,380
Net Debt to Last Quarter Annualized Adjusted EBITDA	4.8	x
Components of Capital Expenditures:(a)

	For the Three Months Ended
(in millions)	March 31, 2022				March 31, 2021
	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary:
Purchases of land interests	$10	$—	$—	$10	$14	$—	$—	$14
Communications infrastructure improvements and other capital projects	35	209	6	250	35	225	11	271
Sustaining	2	13	6	21	2	12	3	17
Total	$47	$222	$12	$281	$51	$237	$14	$302
(a)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further discussion of our components of capital expenditures.
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News Release continued:	Page 17
Cautionary Language Regarding Forward-Looking Statements
This news release contains forward-looking statements and information that are based on our management's current expectations as of the date of this news release. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as "estimate," "see," "anticipate," "project," "plan," "intend," "believe," "expect," "likely," "predicted," "positioned," "continue," "target," "focus," and any variations of these words and similar expressions are intended to identify forward-looking statements. Such statements include our full year 2022 Outlook and plans, projections, and estimates regarding (1) potential benefits, growth, returns, capabilities, opportunities and shareholder value which may be derived from our business, strategy, risk profile, assets and customer solutions, investments, acquisitions and dividends, (2) our business, strategy, strategic position, business model and capabilities and the strength thereof, (3) 5G deployment in the United States and our customers' strategy and plans with respect thereto and demand for our assets and solutions created by such deployment and our customers' strategy and plans, (4) our long- and short-term prospects and the trends, events and industry activities impacting our business, (5) opportunities we see to deliver value to our shareholders, (6) our dividends (including timing of payment thereof), dividend targets, dividend payout ratio, and our long- and short-term dividend (including on a per share basis) growth rate, and its driving factors, (7) our debt and debt maturities, (8) cash flows, including growth thereof, (9) leasing environment (including with respect to tower application volumes) and the leasing activity we see in our business, and benefits and opportunities created thereby, (10) tenant non-renewals, including the impact and timing thereof, (11) capital expenditures, including sustaining and discretionary capital expenditures, the timing and funding thereof and any benefits that may result therefrom, (12) revenues and growth thereof (including with respect to our Towers business) and benefits derived therefrom, (13) Income (loss) from continuing operations (including on a per share basis), (14) Adjusted EBITDA, including components thereof and growth thereof, (15) costs and expenses, including interest expense and amortization of deferred financing costs, (16) FFO (including on a per share basis) and growth thereof, (17) AFFO (including on a per share basis) and its components and growth thereof and corresponding driving factors, (18) Organic Contribution to Site Rental Billings and its components, including growth thereof and contributions therefrom, (19) our weighted-average common shares outstanding (including on a diluted basis) and growth thereof, (20) site rental revenues, including as impacted by non-recurring items, and the growth thereof, (21) annual small cell deployment and the impacts therefrom, including its driving factors, (22) prepaid rent, including the additions and the amortization and growth thereof, (23) the strength of the U.S. market for communications infrastructure ownership, (24) the strength of our balance sheet, (25) the utility of certain financial measures, including non-GAAP financial measures and (26) investment opportunities and the benefits that may be derived therefrom. All future dividends are subject to declaration by our board of directors.
Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and the following:
•Our business depends on the demand for our communications infrastructure, driven primarily by demand for data, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in the amount or change in the mix of network investment by our tenants may materially and adversely affect our business (including reducing demand for our communications infrastructure or services).
•A substantial portion of our revenues is derived from a small number of tenants, and the loss, consolidation or financial instability of any of such tenants may materially decrease revenues or reduce demand for our communications infrastructure and services.
•The expansion or development of our business, including through acquisitions, increased product offerings or other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.
•Our Fiber segment has expanded rapidly, and the Fiber business model contains certain differences from our Towers business model, resulting in different operational risks. If we do not successfully operate our Fiber business model or identify or manage the related operational risks, such operations may produce results that are lower than anticipated.
•Failure to timely, efficiently and safely execute on our construction projects could adversely affect our business.
•New technologies may reduce demand for our communications infrastructure or negatively impact our revenues.
•If we fail to retain rights to our communications infrastructure, including the rights to land under our towers and the right-of-way and other agreements related to our small cells and fiber, our business may be adversely affected.
•Our services business has historically experienced significant volatility in demand, which reduces the predictability of our results.
•If radio frequency emissions from wireless handsets or equipment on our communications infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.
•Cybersecurity breaches or other information technology disruptions could adversely affect our operations, business and reputation.
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News Release continued:	Page 18
•Our business may be adversely impacted by climate-related events, natural disasters, including wildfires, and other unforeseen events.
•The impact of COVID-19 and related risks could materially affect our financial position, results of operations and cash flows.
•As a result of competition in our industry, we may find it more difficult to negotiate favorable rates on our new or renewing tenant contracts.
•New wireless technologies may not deploy or be adopted by tenants as rapidly or in the manner projected.
•Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.
•We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.
•Sales or issuances of a substantial number of shares of our common stock or securities convertible into shares of our common stock may adversely affect the market price of our common stock.
•Certain provisions of our restated certificate of incorporation, amended and restated by-laws and operative agreements, and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.
•If we fail to comply with laws or regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.
•Future dividend payments to our stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.
•Remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the U.S. Internal Revenue Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, which would reduce our available cash.
•Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.
•REIT related ownership limitations and transfer restrictions may prevent or restrict certain transfers of our capital stock.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.
As used in this release, the term "including," and any variation thereof, means "including without limitation."
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News Release continued:	Page 19

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (Amounts in millions, except par values)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$312	$292
Restricted cash	165	169
Receivables, net	503	543
Prepaid expenses	119	105
Other current assets	162	145
Total current assets	1,261	1,254
Deferred site rental receivables	1,682	1,588
Property and equipment, net	15,226	15,269
Operating lease right-of-use assets	6,759	6,682
Goodwill	10,078	10,078
Other intangible assets, net	3,935	4,046
Other assets, net	130	123
Total assets	$39,071	$39,040

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$224	$246
Accrued interest	117	182
Deferred revenues	721	776
Other accrued liabilities	288	401
Current maturities of debt and other obligations	71	72
Current portion of operating lease liabilities	355	349
Total current liabilities	1,776	2,026
Debt and other long-term obligations	21,055	20,557
Operating lease liabilities	6,098	6,031
Other long-term liabilities	2,106	2,168
Total liabilities	31,035	30,782
Commitments and contingencies
CCIC stockholders' equity:
Common stock, $0.01 par value; 600 shares authorized; shares issued and outstanding: March 31, 2022—433 and December 31, 2021—432	4	4
Additional paid-in capital	18,006	18,011
Accumulated other comprehensive income (loss)	(3)	(4)
Dividends/distributions in excess of earnings	(9,971)	(9,753)
Total equity	8,036	8,258
Total liabilities and equity	$39,071	$39,040
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News Release continued:	Page 20

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (Amounts in millions, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Net revenues:
Site rental	$1,576	$1,369
Services and other	166	116
Net revenues	1,742	1,485
Operating expenses:
Costs of operations:(a)
Site rental	396	381
Services and other	113	81
Selling, general and administrative	181	164
Asset write-down charges	14	3
Acquisition and integration costs	—	—
Depreciation, amortization and accretion	420	408
Total operating expenses	1,124	1,037
Operating income (loss)	618	448
Interest expense and amortization of deferred financing costs	(164)	(170)
Gains (losses) on retirement of long-term obligations	(26)	(143)
Interest income	—	1
Other income (expense)	(1)	(8)
Income (loss) before income taxes	427	128
Benefit (provision) for income taxes	(6)	(7)
Income (loss) from continuing operations	421	121
Discontinued operations:
Net gain (loss) from disposal of discontinued operations, net of tax	—	(63)
Income (loss) from discontinued operations, net of tax	—	(63)
Net income (loss)	$421	$58

Net income (loss), per common share:
Income (loss) from continuing operations, basic	$0.97	$0.28
Income (loss) from discontinued operations, basic	—	(0.15)
Net income (loss), basic	$0.97	$0.13
Income (loss) from continuing operations, diluted	$0.97	$0.28
Income (loss) from discontinued operations, diluted	—	(0.15)
Net income (loss), diluted	$0.97	$0.13

Weighted-average common shares outstanding:
Basic	433	432
Diluted	434	433
(a)Exclusive of depreciation, amortization and accretion shown separately.
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News Release continued:	Page 21

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (In millions of dollars)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Income (loss) from continuing operations	$421	$121
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	420	408
(Gains) losses on retirement of long-term obligations	26	143
Amortization of deferred financing costs and other non-cash interest, net	4	3
Stock-based compensation expense	38	33
Asset write-down charges	14	3
Deferred income tax (benefit) provision	1	1
Other non-cash adjustments, net	1	10
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(274)	(146)
Decrease (increase) in assets	(93)	8
Net cash provided by (used for) operating activities	558	584
Cash flows from investing activities:
Capital expenditures	(281)	(302)
Payments for acquisitions, net of cash acquired	(3)	(4)
Other investing activities, net	(5)	(5)
Net cash provided by (used for) investing activities	(289)	(311)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	748	3,237
Principal payments on debt and other long-term obligations	(18)	(1,026)
Purchases and redemptions of long-term debt	(1,274)	(1,789)
Borrowings under revolving credit facility	900	580
Payments under revolving credit facility	(665)	(290)
Net borrowings (repayments) under commercial paper program	777	(245)
Payments for financing costs	(8)	(29)
Purchases of common stock	(63)	(67)
Dividends/distributions paid on common stock	(650)	(588)
Net cash provided by (used for) financing activities	(253)	(217)
Net increase (decrease) in cash, cash equivalents, and restricted cash	16	56
Effect of exchange rate changes on cash	—	1
Cash, cash equivalents, and restricted cash at beginning of period	466	381
Cash, cash equivalents, and restricted cash at end of period	$482	$438
Supplemental disclosure of cash flow information:
Interest paid	225	259
Income taxes paid	—	—
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News Release continued:	Page 22

CROWN CASTLE INTERNATIONAL CORP. SEGMENT OPERATING RESULTS (UNAUDITED) (In millions of dollars)

SEGMENT OPERATING RESULTS
	Three Months Ended March 31, 2022				Three Months Ended March 31, 2021
	Towers	Fiber	Other	Consolidated Total	Towers	Fiber	Other	Consolidated Total
Segment site rental revenues	$1,075	$501		$1,576	$895	$474		$1,369
Segment services and other revenues	163	3		166	111	5		116
Segment revenues	1,238	504		1,742	1,006	479		1,485
Segment site rental costs of operations	225	162		387	212	161		373
Segment services and other costs of operations	109	2		111	76	3		79
Segment costs of operations(a)(b)	334	164		498	288	164		452
Segment site rental gross margin(c)	850	339		1,189	683	313		996
Segment services and other gross margin(c)	54	1		55	35	2		37
Segment selling, general and administrative expenses(b)	28	47		75	25	45		70
Segment operating profit(c)	876	293		1,169	693	270		963
Other selling, general and administrative expenses(b)			$74	74			$66	66
Stock-based compensation expense			39	39			33	33
Depreciation, amortization and accretion			420	420			408	408
Interest expense and amortization of deferred financing costs			164	164			170	170
Other (income) expenses to reconcile to income (loss) before income taxes(d)			45	45			158	158
Income (loss) before income taxes				$427				$128

FIBER SEGMENT SITE RENTAL REVENUES SUMMARY
	Three Months Ended March 31,
	2022			2021
	Fiber Solutions	Small Cells	Total	Fiber Solutions	Small Cells	Total
Site rental revenues	$346	$155	$501	$331	$143	$474
(a)Exclusive of depreciation, amortization and accretion shown separately.
(b)Segment costs of operations exclude (1) stock-based compensation expense of $7 million and $5 million for the three months ended March 31, 2022 and 2021, respectively, (2) prepaid lease purchase price adjustments of $4 million and $5 million for the three months ended March 31, 2022 and 2021, respectively. Selling, general and administrative expenses exclude stock-based compensation expense of $32 million and $28 million for the three months ended March 31, 2022 and 2021, respectively.
(c)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.
(d)See condensed consolidated statement of operations for further information.
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